                                                                   EXHIBIT 11


                      ARAMARK CORPORATION AND SUBSIDIARIES

               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1)
                      (In thousands, except per share data)

                                                                            Fiscal Year Ended
                                                 ------------------------------------------------------------------------------
                                                 September 29,   September 30,     October 1,       October 2,    September 27,
                                                    1995            1994             1993              1992           1991
                                                 -----------     -----------      -----------       ----------    -------------
Earnings:

Net income                                         $93,503          $86,079          $77,132          $67,381         $64,223


Preferred stock dividends                           (1,046)          (1,337)            (883)            --              --
                                                   -------          -------          -------          -------         -------

Net income available to common stock               $92,457          $84,742          $76,249          $67,381         $64,223
                                                   =======          =======          =======          =======         =======

Shares:

Weighted average number of common
  shares outstanding (2)                            46,381           46,616           46,133           44,746          45,595


Additional shares assuming
  conversion of preferred stock (3)                     --               --               --               --           1,477


Impact of potential exercise opportunities
   under the ARAMARK Ownership Program               2,928            3,512            4,873            5,898           5,263
                                                    ------           ------           ------           ------          ------


  Total common and common
     equivalent shares                              49,309           50,128           51,006           50,644          52,335
                                                    ======           ======           ======           ======          ======


Fully diluted earnings per common and
  common equivalent share                            $1.88            $1.69            $1.49            $1.33           $1.23
                                                     =====            =====            =====            =====           =====

(1) Primary and fully diluted earnings per share are approximately the same. Weighted average shares outstanding and earnings per share amounts for the period ending October 1, 1993 and prior have been retroactively adjusted to reflect the November 1993 four-for-one stock split.
(2) Includes Class B plus Class A Common Shares stated on a Class B Common Share Equivalent Basis.
(3) Reflects conversion of Preferred Stock stated on a Class B Common Share Equivalent Basis for fiscal 1991.